Exhibit 99.1

Michael Millegan Joins CoreSite Realty Corporation’s Board of Directors

Denver, CO – February 1, 2021 – CoreSite Realty Corporation (NYSE:COR) (the “Company” or “CoreSite”), a premier provider of secure, reliable, high-performance data center, cloud and interconnection solutions in major U.S. metropolitan areas, today announced Michael Millegan, founder and current Chief Executive Officer of Millegan Advisory Group 3 LLC, has joined CoreSite’s board of directors as an independent director effective February 1, 2021.

“Michael brings valuable global telecommunications experience as well as noteworthy board experience, which will be a tremendous asset to CoreSite,” said Robert Stuckey, Chairman of CoreSite’s board of directors. “We are pleased to have Michael join CoreSite’s board.”

Mr. Millegan is a current board member and member of the Audit Committee and Finance Committee for Portland General Electric Company, as well as a current board member and member of the Compensation Committee and Nominating and Corporate Governance Committee for Wireless Telecom Group.

Prior to founding Millegan Advisory Group 3 LLC, Mr. Millegan served as President of Verizon Global Wholesale from 2007 to 2014 and in various other senior management positions during his career at Verizon and GTE, where he last served as President of GTE Wireless NW.

“I am delighted with the opportunity to work with CoreSite and look forward to making contributions to CoreSite’s continued success as a trusted partner of leading enterprises, network operators and cloud providers who choose CoreSite’s network-and-cloud-dense campuses to accelerate and future-proof their digital transformation ,” Mr. Millegan said.

CoreSite also announced that two of its board members, James A. Attwood, Jr., and J. David Thompson, have elected not to stand for reelection at the Company’s upcoming Annual Meeting of Stockholders currently scheduled for May 19, 2021. Messrs. Attwood and Thompson both have served as directors since the Company’s initial public offering in September 2010.

“We would like to thank Jim and David for their valuable leadership,” said Mr. Stuckey. “They have been excellent directors and have made significant contributions to CoreSite’s success over the past 10 and a half years.”

About CoreSite

CoreSite Realty Corporation (NYSE:COR) delivers secure, reliable, high-performance data center, cloud and interconnection solutions to a growing customer ecosystem across eight key North American markets. More than 1,350 of the world’s leading enterprises, network operators, cloud providers, and supporting service providers choose CoreSite to connect, protect and optimize their performance-sensitive data, applications and computing workloads. Our scalable, flexible solutions and 460+ dedicated employees consistently deliver unmatched data center options — all of which leads to a best-in-class customer experience and lasting relationships. For more information, visit www.CoreSite.com.

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CoreSite Contact

Kate Ruppe

Investor Relations

303-222-7369
InvestorRelations@CoreSite.com

Forward Looking Statements

This press release may contain forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “pro forma,” “estimates” or “anticipates” or the negative of these words and phrases or similar words or phrases that are predictions of or indicate future events or trends and that do not relate solely to historical matters. Forward-looking statements involve known and unknown risks, uncertainties, assumptions and contingencies, many of which are beyond CoreSite’s control that may cause actual results to differ significantly from those expressed in any forward-looking statement. These risks include, without limitation: the geographic concentration of the Company’s data centers in certain markets and any adverse developments in local economic conditions or the level of supply of or demand for data center space in these markets; fluctuations in interest rates and increased operating costs; difficulties in identifying properties to acquire and completing acquisitions; significant industry competition, including indirect competition from cloud service providers; failure to obtain necessary outside financing; the ability to service existing debt; the failure to qualify or maintain its status as a REIT; financial market fluctuations; changes in real estate and zoning laws and increases in real property tax rates; the effects on our business operations, demand for our services and general economic conditions resulting from the spread of the Novel Coronavirus (“COVID-19”) in our markets, as well as orders, directives and legislative action by local, state and federal governments in response to such spread of COVID-19; and other factors affecting the real estate industry generally. All forward-looking statements reflect the Company’s good faith beliefs, assumptions and expectations, but they are not guarantees of future performance. Furthermore, the Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. For a further discussion of these and other factors that could cause the Company’s future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in its most recent annual report on Form 10-K, and other risks described in documents subsequently filed by the Company from time to time with the Securities and Exchange Commission.

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